Exhibit 99.1

Lakeland Fire + Safety Declares Cash Dividend for Fourth Quarter 2026

HUNTSVILLE, AL –2025 – Lakeland Industries, Inc. (“Lakeland Fire + Safety” or “Lakeland”) (NASDAQ: LAKE), a leading global manufacturer of protective clothing and apparel for industry, healthcare and first responders, today announced that its Board of Directors declared a cash dividend for its fiscal fourth quarter of 2026 of $0.03 per share. The dividend will be paid on November 24, 2025, to stockholders of record as of November 17, 2025.

About Lakeland Fire + Safety

Lakeland Fire + Safety manufactures and sells a comprehensive line of fire services and industrial protective clothing and accessories for the industrial and first responder markets. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a strategic global network of selective fire and industrial distributors and wholesale partners. Our authorized distributors supply end users across various industries, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high-tech electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, including fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mix of end-users directly and to industrial distributors, depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Commonwealth of Independent States (“CIS”) Region, Colombia, Mexico, Ecuador, India, Uruguay, Middle East, Southeast Asia, Australia, Hong Kong and New Zealand.

For more information about Lakeland, please visit the Company’s website at www.lakeland.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital, or which express the Company's expectation for the future with respect to financial performance or operating strategies, including statements regarding payment of a quarterly dividend, can be identified as forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected," "planned," "intended," "anticipated," "can," "estimated" or "expected," or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such statement is based, except as may be required by law.

Contacts

Lakeland Fire + Safety

256-600-1390

Roger Shannon

Chief Financial Officer

rdshannon@lakeland.com

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

LAKE@mzgroup.us

www.mzgroup.us